Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR-END RESULTS

Growing Revenue Contribution from New Customers:

Maintaining Profitability; Strengthening Balance Sheet; Winning New Business

Spokane Valley, WA — August 18, 2009 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter and year ended June 27, 2009.

For the fourth quarter of fiscal 2009, Key Tronic reported total revenue of $45.5 million, compared to $57.3 million in the same period of fiscal 2008. For the full year of fiscal 2009, total revenue was $184.9 million, compared to $204.1 million for fiscal 2008.

Net income for the fourth quarter of fiscal 2009 was $0.3 million or $0.03 per diluted share, compared to $2.6 million or $0.25 per diluted share for the same period of fiscal 2008. Results for the fourth quarter of fiscal 2009 included charges of approximately $0.7 million or $0.07 per diluted share for severance charges related to cost reduction efforts. For the full year of fiscal 2009, net income was $1.1 million or $0.11 per diluted share, compared to $5.6 million or $0.54 per diluted share for fiscal 2008.

“We successfully confronted the challenging global economic environment in the second half of fiscal 2009 by reducing our costs while ramping up our new customer programs, which allowed us to maintain our profitability and strengthen our balance sheet,” said Craig Gates, President and Chief Executive Officer. “Despite the current economic uncertainty, our strong financial position and string of 22 consecutive profitable quarters have helped us to win additional new programs and further diversify our customer portfolio across a wide range of industries. During the fourth quarter, we won new programs involving gaming technology, consumer medical devices, computer networking and HVAC control systems.

“As we move into fiscal 2010, we continue to focus on controlling operating expense and on leveraging the synergistic capabilities of our world-class facilities in Mexico, China and the US. We’re also taking steps to further increase the efficiency of our supply chain and new product introduction processes. Given our competitive advantages and the growing need for some potential customers to move forward with their outsourcing strategies, we’re strongly positioned to win new business in coming periods and grow our revenue and profits as the economy rebounds.”

Business Outlook

For the first quarter of fiscal 2010, the Company expects revenue in the range of $41 million to $44 million, with earnings in the range of $0.01 to $0.03 per share. In addition, the Company has a commitment letter from a bank for a new line of credit agreement which it expects to sign before August 22, 2009

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-762-8779 or +1 480-629-9770. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4099852). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2010. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarters Ended		Twelve Months Ended
	June 27 2009	June 28 2008	June 27 2009	June 28 2008
Net sales	$45,464	$57,287	$184,924	$204,122
Cost of sales	42,819	51,263	171,744	187,302

Gross profit on sales	2,645	6,024	13,180	16,820

Operating expenses:
Research, development and engineering	515	679	2,266	2,676
Selling, general and administrative	1,833	2,410	8,366	8,261
Goodwill impairment	—	—	765	—
Gain on sale of real estate	—	—	—	(951)

	2,348	3,089	11,397	9,986

Operating income	297	2,935	1,783	6,834

Interest expense	97	225	590	989

Income before income taxes	200	2,710	1,193	5,845

Income tax (benefit) provision	(87)	112	130	261

Net income	$287	$2,598	$1,063	$5,584

Earnings per share:

Earnings per common share - basic	$0.03	$0.26	$0.11	$0.56
Weighted average shares outstanding - basic	10,066	10,024	10,059	9,997

Earnings per common share - diluted	$0.03	$0.25	$0.11	$0.54
Weighted average shares outstanding - diluted	10,074	10,187	10,075	10,267

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 27 2009	June 28 2008
ASSETS
Current assets:
Cash and cash equivalents	$729	$2,879
Trade receivables	24,867	36,018
Inventories	32,291	37,927
Other	3,168	4,893

Total current assets	61,055	81,717

Property, plant and equipment - net	11,199	10,798

Other assets:
Restricted cash	124	39
Deferred income tax asset	4,611	4,210
Other	766	815
Goodwill	—	765

Total other assets	5,501	5,829

Total assets	$77,755	$98,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,703	$29,497
Accrued compensation and vacation	3,198	4,388
Current portion of other long term obligations	359	470
Other	1,351	1,667

Total current liabilities	23,611	36,022

Long-term liabilities:
Revolving loan	2,412	12,348
Other long-term obligations	618	893

Total long-term liabilities	3,030	13,241

Shareholders’ equity:
Common stock, no par value - share authorized 25,000; issued and outstanding 10,066 and 10,024 shares, respectively	39,359	39,301
Retained earnings	10,843	9,780
Accumulated other comprehensive income	912	—

Total shareholders’ equity	51,114	49,081

Total liabilities and shareholders’ equity	$77,755	$98,344